Exhibit 99.2

[EMBLEM]
THE STATE OF ISRAEL
MINISTRY OF INDUSTRY, TRADE AND LABOUR
THE INDUSTRIAL RESEARCH AND DEVELOPMENT ADMINISTRATION
OFFICE OF THE CHIEF SCIENTIST

Bank of Israel 5, Kiriat Hamemshala, Jerusalem POB 3166
Direct tel. 02-6662475, Fax. 02-6662928

Jerusalem, 12th November 2007

The Company’s CEO
Pimi Marion Holdings Ltd
POB 117
Alonim, Zip 30049
Fax no. 04-9594050

Dear Sirs,

Complete and Comprehensive Disinfection Solution
Using the Six Stage Method for the Disinfection of Seed Potatoes
Meeting no. 2007/23 (M) of 23rd October 2007 (File 38115)

In accordance with section 17(d) and section 50 of the Encouragement of Industrial Research and Development Law, 5744-1984, we hereby notify you of the Research Committee’s decision:

To approve the extension of the R&D period until 04/08 and partial transfers between the items in the framework of the approved budget.

There might be downward changes in the above budget ceiling as a result of the amount’s adjustment to the budgeting procedures.

For your information, the approval for the program is limited to the approved budget in the above file, and for this R&D period only. Additional approval for this, or another, program, for the coming years, will be examined in comparison with research programs brought before the Committee in such year.

After you prove your compliance with the Committee’s stipulations and/or requirements deriving from the findings of the financial examination, if any, you will be invited to sign a budget statement and undertaking.

The process must be completed within two months of the Committee’s approval, otherwise the validity of the approval will expire and we will be free to utilize the budget for other purposes.

Yours faithfully,

Amos Efrati
Deputy Scientist and Fund Manager

For your attention:
Preliminary stipulations and/or signature of the budget and undertaking, Ms Shulamit Boutboul, Tel. 02-6662514

Copy:            Ora Dar, Head of Sphere
Ben-Nerieh Talia, Professional Examiner